Exhibit 3

GRAPHON CORPORATION

UNIT SUBSCRIPTION AGREEMENT

COMMON STOCK

AND WARRANTS

UNIT SUBSCRIPTION AGREEMENT (the “Agreement”) dated as of January     , 2005 among GRAPHON CORPORATION, a Delaware corporation (the “Company”), and the persons who execute this Agreement as investors (the “Investors”).

Background: The Company desires to sell to the Investors, and the Investors desire to purchase, an aggregate of 148,148 shares of Series A Stock of the Company (the “Shares”) in Units with 5-year warrants, in substantially the form attached hereto as Exhibit 1A, exercisable to purchase an aggregate of 74,074 shares of Series B Stock of the Company (the “Warrant Shares”) at $40.00 per share (the “Series B Warrants”), all for an aggregate price of $3,999,996. The Shares are convertible into an aggregate of 14,814,800 shares of Common Stock. The Warrant Shares will be convertible into an aggregate of 7,407,400 shares of Common Stock. The Series B Warrants are convertible under certain circumstances into 5-year warrants, in substantially the form attached hereto as Exhibit 1B, exercisable to purchase an aggregate of 7,407,400 shares of Common Stock at $0.40 per share (the “Exchange Warrants”). The proceeds are necessary for the proposed acquisition by the Company of Network Engineering Software, Inc. (“NES”) and the development and continuance of the business of the Company and each of its Subsidiaries.

Certain Definitions:

“Acquisition” shall mean the acquisition by the Company of NES substantially in accordance with the terms set forth in the Agreement and Plan of Merger and Reorganization, dated December 3, 2004, (the “Reorganization Agreement”).

“Action” has the meaning set forth in Section 2.10.

“Agreement” has the meaning set forth in the Preamble.

“Blue Sky Laws” has the meaning set forth in Section 2.7(b).

“Certificate of Amendment” has the meaning set forth in Section 2.2(b)(i).

“Certificate of Incorporation” has the meaning set forth in Section 2.2(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.2.

“Common Stock” shall mean stock of the Company of any class (however designated) whether now or hereafter authorized, which generally has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage, including the Company’s Common Stock, $.0001 par value per share.

“Company” includes the Company and any corporation or other entity that shall succeed to or assume, directly or indirectly, the obligations of the Company hereunder. The term “corporation” shall include an association, joint stock company, business trust, limited liability company or other similar organization.

“Company Disclosure Letter” means the disclosure letter delivered to the Investors prior to the execution of this Agreement, which letter is incorporated in this Agreement as Exhibit 5 hereto.

“Contemplated Transactions” has the meaning set forth in Section 2.1(b).

“Exchange Act” has the meaning set forth in Section 2.7(b).

“Exchange Warrants” has the meaning set forth in Background.

“Existing Investor Rights Agreement” means the Investor Rights Agreement, dated as of January 29, 2004, by and among the Company and the investors party thereto.

“Existing Warrants” means 5-year warrants, dated January 29, 2004, exercisable to purchase an aggregate of 2,500,000 shares of Common Stock at $0.33 per share, issued pursuant to that certain Unit Subscription Agreement, dated as of January 29, 2004, among the Company and the investors party thereto and the warrants of similar tenor, currently exercisable to purchase 720,000 shares, held by the Griffin Holders.

“Financial Advisory Agreement” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 2.9(g).

“Form 10-K Financial Statements” has the meaning set forth in Section 2.9(d).

“Governmental Body” has the meaning set forth in Section 2.7(b).

“Griffin” has the meaning set forth in Section 2.6.

“Griffin Holders” means Griffin and certain other persons to whom Griffin transferred Existing Warrants, who are also parties to the Waiver.

“Griffin Agreement” means the agreement, dated January 8, 2005, between Griffin and the Company, in form previously provided and acceptable to counsel for the Investors governing compensation of Griffin.

“Hirschman” has the meaning set forth in Section 1.3(b).

“Investor Rights Agreement” has the meaning set forth in Section 1.3(a).

“Investors” has the meaning set forth in the Preamble.

“June 30 Form 10-Q Financial Statements” has the meaning set forth in Section 2.9(e).

“Legal Fee” has the meaning set forth in Section 6.9.

“Legal Requirement” has the meaning set forth in Section 2.8.

“Loss” has the meaning set forth in Section 5.2(b).

“March 31 Form 10-Q Financial Statements” has the meaning set forth in Section 2.9(f).

“Material Adverse Change” shall mean a material adverse change in the business, financial condition, results of operation, properties or operations of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” has the meaning set forth in Section 2.1(a).

“Material Agreements” has the meaning set forth in Section 2.8.

“NES” has the meaning set forth in Background.

“Ordinary Course of Business” has the meaning set forth in Section 2.11.

“Own” means own beneficially, as that term is defined in the rules and regulations of the SEC.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity, any university or similar institution, or any government or any agency or instrumentality or political subdivision thereof.

“Proposal” has the meaning set forth in Section 2.2(b)(i).

“Proprietary Assets” has the meaning set forth in Section 2.12.

“Proxy Statement” has the meaning set forth in Section 2.2(b)(i).

“Purchased Shares” has the meaning set forth in Section 1.1(a).

“Purchased Warrants” has the meaning set forth in Section 1.1(a).

“Required Stockholder Approval” has the meaning set forth in Section 2.2(b)(i).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 2.9(a).

“Securities” has the meaning set forth in Section 1.1(a).

“Securities Act” has the meaning set forth in Section 2.5.

“September 30 Form 10-Q Financial Statements” has the meaning set forth in Section 2.9(g).

“Series A Stock” means the Series A Participating Convertible Preferred Stock, par value $.01 per share, of the Company, having the terms set forth in Exhibit 1C hereto.

“Series B Stock” means the Series B Participating Convertible Preferred Stock, par value $.01 per share, of the Company, having the terms set forth in Exhibit 1C hereto.

“Series B Warrants” has the meaning set forth in Background.

“Shares” has the meaning set forth in Background.

“Stockholders Meeting” has the meaning set forth in Section 2.2(b)(i).

“Subsidiary” shall mean, immediately prior to the Closing, any corporation of which stock or other interest having ordinary power to elect a majority of the Board of Directors (or other governing body) of such entity (regardless of whether or not at the time stock or interests of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is, immediately prior to the Closing, directly or indirectly owned by the Company or by one or more Subsidiaries. For purposes of clarity, the definition of Subsidiary shall not include NES for any purpose.

“Transaction Documents” means the Agreement, the Financial Advisory Agreement, the Purchased Warrants and the Investor Rights Agreement.

“Transfer Agent” has the meaning set forth in Section 1.2(b).

“Underlying Shares” shall mean the shares of Common Stock issued or from time to time issuable upon (a) conversion of (i) the Shares or (ii) the Series B Stock issuable upon exercise of the Series B Warrants, and (b) exercise of the Exchange Warrants.

“Unit” shall mean (i) one (1) Share and (ii) one Series B Warrant to purchase one half (0.5) of a Warrant Share.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Purchase and Sale of Stock.

1.1. Sale and Issuance of Securities. (a) The Company shall sell to the Investors and the Investors shall purchase from the Company, 148,148 Units (the “Units”) at a price per Unit equal to $27.00, or an aggregate of (x) 148,148 Shares (the “Purchased Shares”) and (y) Series B Warrants to purchase an aggregate of 74,074 Warrant Shares (the “Purchased Warrants” and, collectively with the Purchased Shares, the “Securities”), for an aggregate purchase price of $3,999,996.00.

(b) The number of Purchased Shares and Purchased Warrants to be purchased by each Investor from the Company is set forth on Schedule 1.1(b) hereto, subject to acceptance, in whole or in part, by the Company.

1.2. Closing. The closing (the ”Closing”) of the purchase and sale of the Securities hereunder shall take place within three (3) days of the date of this Agreement or such other date within fifteen (15) business days of this Agreement as agreed to by the Company and Hirschman (the “Closing Date”). The Closing shall take place at the offices of Hahn & Hessen LLP, the Investors’ counsel, in New York, New York, or at such other location as is mutually acceptable to the Investors and the Company, subject to fulfillment of the conditions of closing set forth in the Agreement. At the Closing:

(a) each Investor purchasing Securities at the Closing shall deliver to the Company or its designees by wire transfer or such other method of payment as the Company shall approve, an amount equal to the purchase price of the Securities purchased by such Investor hereunder, as set forth opposite such Investor’s name on the signature pages hereof;

(b) the Company shall authorize its transfer agent (the “Transfer Agent”) to arrange delivery to each Investor of one or more stock certificates registered in the name of the Investor, or in such nominee name(s) as designated by the Investor in writing, representing the number of Purchased Shares set forth opposite such Investors named on Schedule 1.1(b); and

(c) the Company shall issue and deliver to each Investor the number of Purchased Warrants set forth opposite such Investors named on Schedule 1.1(b).

1.3. Investors’ Conditions of Closing. The obligation of the Investors to complete the purchase of the Securities at the Closing is subject to fulfillment of the following conditions:

(a) the Company shall execute and deliver an Investor Rights Agreement, dated the Closing Date, in the form attached as Exhibit 2, with respect to the Purchased Shares and the Underlying Shares (the “Investor Rights Agreement”);

(b) the Company and Orin Hirschman (“Hirschman”) shall execute and deliver an amendment to the existing Financial Advisory Agreement, dated January 29, 2004, in the form attached as Exhibit 3 (the “Financial Advisory Agreement Amendment”);

(c) the Company shall cause to be delivered to the Investors an Opinion of Counsel, dated the Closing Date and reasonably satisfactory to counsel for the Investors, with respect to the matters set forth on Exhibit 4;

(d) the representation and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (to the extent such representations and warranties speak as of a later date) as of such later date as though made on and as of the Closing Date, and the Company shall have performed in all material respects all covenants and other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(e) the absence of a Material Adverse Change from the date of this Agreement up to, and including, the Closing Date;

(f) the Company shall have executed and delivered all other documents reasonably requested by counsel for the Investors that are necessary to complete the contemplated transactions;

(g) All Securities delivered at the Closing shall have any necessary stock transfer tax stamps (purchased at the expense of the Company) affixed;

(h) the Company shall pay the Investors’ expenses to the extent set forth in Section 6.9 hereof;

(i) the Company shall deliver to the Investors a certified copy of its Certificate of Incorporation, as amended, and by-laws and a Certificate of Good Standing from the Secretary of State of the State of Delaware;

(j) the Company, Hirschman and Griffin (as defined in Section 2.6) shall have entered into an agreement regarding the fees owed by the Company to Griffin and Hirschman.

(k) the Acquisition shall have been completed;

(l) the Company shall have received a waiver of preemptive rights and antidilution rights and related acknowledgments from each holder of Existing Warrants pursuant to the Existing Investor Rights Agreement and the Existing Warrants with respect to all Securities issued hereunder in the form attached hereto as Exhibit 6 (the “Waiver”);

(m) the executive officers and members of the Board of Directors of the Company shall have executed and delivered the Voting Agreement in the form attached hereto as Exhibit 7 (the “Voting Agreement”); and

(n) the Investors shall have received a certificate signed on behalf of the Company by the President and Secretary of the Company, in such capacities, to the effect that all covenants and other obligations required to be performed by the Company at a prior to the Closing Date under this Agreement shall have been performed in all material respects (the “Closing Certificate”).

1.4. Company’s Condition of Closing. The obligation of the Company to complete the sale of the Securities at the Closing is subject to fulfillment of the following conditions:

(a) The Investors shall execute and deliver the Investor Rights Agreement.

(b) The Company shall have received the Waiver, executed by each holder of Existing Warrants.

2. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, each of the Investors as follows:

2.1. Corporate Organization; Authority; Due Authorization.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is conducted and to carry on its business as conducted and (iii) is duly qualified as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a material adverse effect on the operations, assets, liabilities, financial condition or business of the Company (a “Material Adverse Effect”). Set forth in the Company Disclosure Letter is a complete and correct list of all Subsidiaries. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.

(b) The Company (i) has the requisite corporate power and authority to execute, deliver and perform the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Contemplated

Transactions”). Each of the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents is a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity). Each of the Exchange Warrants, when issued upon conversion of the Series B Warrants, will be a valid and binding obligation of the Company enforceable in accordance with its terms except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

2.2. Capitalization; Authorization of Additional Shares of Common Stock.

(a) Current Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock, $.0001 par value, of which 21,716,765 shares of Common Stock are outstanding and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, of which no shares are outstanding. All outstanding shares were issued in compliance with all applicable Federal and state securities laws, and the issuance of such shares was duly authorized. Except as contemplated by this Agreement or as set forth in the Company Disclosure Letter, there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements obligating the Company to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose), (ii) no preemptive rights contained in the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), By-Laws of the Company or contracts to which the Company is a party or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company (other than as set forth in the Investor Rights Agreement, including without limitation the Securities and the Underlying Shares, and (iii) no commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights. Except as set forth in the Company Disclosure Letter, none of the shares of Common Stock are subject to any stockholders’ agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. With respect to each Subsidiary, (i) all the issued and outstanding shares of the Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) except as disclosed in the Company Disclosure Letter, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary’s capital stock or any such options, rights, convertible securities or obligations. Except as disclosed in the Company Disclosure Letter, the Company owns 100% of the outstanding equity of each Subsidiary.

(b) Amendment to Certificate of Incorporation; Proxy Statement; Stockholders Meeting.

(i) The Board of Directors of the Company has approved an amendment to the Certificate of Incorporation authorizing the issuance of additional shares of Common Stock, which, if ratified by the Company’s stockholders, would enable the Company to be in compliance with the covenant set forth in Section 5.1(c) below (the “Certificate of Amendment”). In furtherance thereof, as promptly as possible, but in no event later than 15 business days following the date of this Agreement, the Company shall take all action necessary to call a meeting of its stockholders (together with any adjournments or postponements thereof, the “Stockholders Meeting”), other than actions with respect to the preparation and filing of any Proxy Statement (as defined below) for such meeting, for the purpose of seeking the requisite stockholder approval (the “Required Stockholder Approval”) of the Certificate of Amendment and for all matters to be voted upon incident thereto (collectively, the “Proposal”). In connection therewith, the Company will promptly prepare and file with the SEC proxy materials (including one or more proxy statements (as amended or supplemented, the “Proxy Statement”) and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company. The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any proxy statement and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any statement that, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting or the subject matter thereof which has become false or misleading. If the Company should discover at any time prior to the Closing Date any event relating to the Company or any of its Subsidiaries or any of their respective affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the Exchange Act, the Company will promptly inform its stockholders thereof.

(ii) Subject to its fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors, after having taken into account the written advice of the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s stockholders (and not revoke or amend such recommendation) that the stockholders vote in favor of the Proposal and shall cause the Company to take all commercially reasonable action to solicit the Required Stockholder Approval. Whether or not the Company’s Board of Directors determines at any time after the date hereof that, due to its fiduciary duties, it must revoke or amend its recommendation to the Company’s stockholders, the Company is required to, and will take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene the Stockholders Meeting as promptly as practicable to consider and vote upon the approval of the Proposal.

(iii) In the event that (x) the Company does not file the Proxy Statement within 15 business days following the date of this Agreement, (y) the Company fails to use its best efforts to cause the Stockholders Meeting to take place within 90 days following the date of this Agreement, or (z) the Company’s Board of Directors has withdrawn or modified its recommendation to its stockholders pursuant to the provisions of Section 2.2(b)(ii), the Company shall pay to each Investor a cash penalty equal to 25% of the aggregate amount invested by such Investor at the Closing; provided, however, that, with respect to clause (y) above, no such penalty shall apply in the event that a delay beyond the 90th day arises out of review by the SEC as long as the Company continues to use its best efforts to cause the Stockholders Meeting to take place as soon as practicable.

2.3. Validity of Securities. The issuance of the Securities has been duly authorized by all necessary corporate action on the part of the Company and, when issued to, delivered to, and paid for by the Investors in accordance with this Agreement, the Purchased Shares will be validly issued, fully paid and non-assessable.

2.4. Underlying Shares. The issuance of (a) the Underlying Shares upon conversion of the Shares or the Series B Stock or exercise of the Exchange Warrants and (ii) the Warrant Shares upon exercise of the Purchased Warrants has been duly authorized. At all times prior to such exercise, the Series B Stock and, to the extent authorized under the Certificate of Incorporation, the Underlying Shares, will have been duly reserved for issuance upon such exercise and, in each case, when so issued, will be validly issued, fully paid and non-assessable.

2.5. Private Offering. Neither the Company nor anyone acting on its behalf has within the last 12 months issued, sold or offered any security of the Company (including, without limitation, any Common Stock or warrants of similar tenor to the Purchased Warrants) to any Person under circumstances that would cause the issuance and sale of the Securities, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company agrees that neither the Company nor anyone acting on its behalf will offer the Securities or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Securities subject to the registration requirements of Section 5 of the Securities Act.

2.6. Brokers and Finders. Except as set forth in the Company Disclosure Letter or in this Section 2.6, neither the Company, nor any of its officers, directors, employees or stockholders, has employed any broker or finder. Pursuant to the Griffin Agreement, the Company shall pay to Griffin Securities, Inc. (“Griffin”) a fee consisting of $50,000 in cash and warrants in substantially the same form as the Series B Warrants (A) to purchase an aggregate of 14,815 shares of Series A Stock at $27.00 per share and (B) to purchase an aggregate of 7,407 shares of Series B Stock at $40.00 per share; and Griffin shall be a party to the Investor Rights Agreement.

2.7. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents by the Company do not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with or violate the Certificate of Incorporation (as to be amended by the Certificate of Amendment) or By-Laws of the Company or its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or of any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or of any of its Subsidiaries or any property or asset of the Company or of any of its Subsidiaries is bound or affected; except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the Contemplated Transactions in any material respect or otherwise prevent the Company from performing its obligations under the Griffin Agreement, the Waiver, this Agreement or any of the other Transaction Documents in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents by the Company do not, and the performance of the Griffin Agreement, the Waiver, this Agreement and the other Transaction Documents and the consummation by the Company of the Contemplated Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body (as hereinafter defined) except for the filing of a Form D with the Securities and Exchange Commission and the filing of the Proxy Statement and the filing of a Form 8-K and other applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any state securities or “blue sky” laws (“Blue Sky Laws”), any approval required by applicable rules of the markets in which the Company’s securities are traded and any required filing of the Voting Agreement with the appropriate Governmental Body. For purposes of this Agreement, “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal). Without limitation on the foregoing, the consummation of the Contemplated Transactions, with the exception of the Acquisition, does not require the approval of The Nasdaq Stock Market (or any related regulatory body) or, other than the Required Stockholder Approval, the stockholders of the Company.

2.8. Compliance. Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected (“Legal Requirement”) or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such Subsidiary is a party or by which the Company or such Subsidiary or any property or asset of the Company or such Subsidiary is bound or affected (the “Material Agreements”), in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice or communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.9. SEC Documents; Financial Statements.

(a) The information contained in the following documents did not, as of the date of the applicable document, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, as of their respective filing dates or, if amended, as so amended (the following documents, together with any other filings made by the Company with the SEC after the date of this Agreement prior to the Closing Date, collectively, the “SEC Documents”), provided that the representation in this sentence shall not apply to any misstatement or omission in any SEC Document filed prior to the date of this Agreement which was superseded by a subsequent SEC Document filed prior to the Closing Date:

(i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

(ii) the Company’s definitive Proxy Statement with respect to its 2004 Annual Meeting of Stockholders, filed with the Commission on November 24, 2004;

(iii) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(iv) The Company’s Current Reports on Form 8-K, filed with the Commission on February 3, 2004, February 6, 2004, March 4, 2004, May 12, 2004, December 9, 2004 and December 16, 2004.

(b) In addition, as of the date of this Agreement and as of the Closing Date, the Company Disclosure Letter, when read together with the information, qualifications and exceptions contained in this Agreement, does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made and the time period about which they were made, not misleading.

(c) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2000, including, without limitation, the SEC Documents. As of their respective dates, the SEC Documents have complied, and will have complied, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(d) The Company’s Annual Report on Form 10-K for the year ended December 31, 2003 includes consolidated balance sheets as of December 31, 2002 and 2003 and consolidated statements of income for the one year periods then ended (collectively, the “Form 10-K Financial Statements”).

(e) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, includes consolidated balance sheets as of June 30, 2004 and December 31, 2003 and consolidated statements of operations and comprehensive loss for the quarters ended June 30, 2003 and 2004 and the six months ended June 30, 2003 and 2004 (the “June 30 Form 10-Q Financial Statements”).

(f) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, includes consolidated balance sheets as of March 31, 2004 and December 31, 2003 and consolidated statements of operations and comprehensive loss for the quarters ended March 31, 2003 and 2004, (the “March 31 Form 10-Q Financial Statements”).

(g) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, includes consolidated balance sheets as of December 31, 2003 and September 30, 2004 and consolidated statements of operations and comprehensive loss for the quarters ended September 30, 2003 and

September 30, 2004 and the nine months ended September 30, 2004 and September 30, 2003 (the “September 30 Form 10-Q Financial Statements” and together with the Form 10-K Financial Statements, the March 31 Form 10-Q Financial Statements and the June 30 Form 10-Q Financial Statements, the “Financial Statements”).

(h) The Financial Statements (including the related notes and schedules thereto and all other financial information included in the SEC Documents) fairly present in all material respects the consolidated financial position, the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(i) Any SEC Documents filed after the date of this Agreement and prior to the Closing Date will not, as of the date of the applicable document, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, as of their respective filing dates or, if amended, as so amended.

2.10. Litigation. Except as set forth in the SEC Documents or the Company Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings (each, an “Action”) pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.11. Absence of Certain Changes. Except (i) as specifically contemplated by this Agreement or the Reorganization Agreement and related agreements and the transactions contemplated thereby, or (ii) as set forth in the Company Disclosure Letter, the SEC Documents, or the Financial Statements, since September 30, 2004, there has not been (a) any Material Adverse Change; (b) any return of any capital or other distribution of assets to stockholders of Company (except to Company); (c) except for the Acquisition, any acquisition (by merger, consolidation, acquisition of stock and/or assets or otherwise) of any Person; or (d) any transactions, other than in the ordinary course of business, consistent with past practices and reasonable business operations (“Ordinary Course of Business”), with any of its officers, directors, principal stockholders or employees or any Person affiliated with any of such persons.

2.12. Proprietary Assets.

(a) For purposes of this Agreement, “Proprietary Assets” shall mean all right, title and interest of the Company and the Subsidiaries in and to the following items or types of property: (i) every patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset other than goodwill; and (ii) all licenses and other rights to use or exploit any of the foregoing.

(b) Except as set forth in the Company Disclosure Letter, the Company or its Subsidiaries have good, valid and marketable title to each of the Proprietary Assets as owned by it, free and clear of all liens and other encumbrances; has a valid right to use all Proprietary Assets of third parties; and is not obligated to make any payment to any Person for the use of any Proprietary Asset except as set forth in the applicable license agreement. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has developed jointly with any other Person any material Proprietary Asset with respect to which such other Person has any rights.

(c) Each of the Company and its Subsidiaries has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company and its Subsidiaries (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company and its Subsidiaries. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (other than pursuant to license agreements identified in the Company Disclosure Letter) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company and its Subsidiaries, except in the ordinary course of its business or (iii) any patent applications (except as required by law).

(d) To the knowledge of the Company, (i) none of the Proprietary Assets of the Company and its Subsidiaries infringes or conflicts with any Proprietary Asset owned or used by any other Person; (ii) neither the Company nor any Subsidiary is infringing, misappropriating or making any unlawful use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset of the Company or any of its Subsidiaries.

(e) Except as set forth in the Company Disclosure Letter, excluding warranty claims received by Company or any of its Subsidiaries in the ordinary course of business, there has not been any claim by any customer or other Person alleging that any Proprietary Asset of the Company or any of its Subsidiaries (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company.

(f) To the knowledge of the Company, the Proprietary Assets of the Company and its Subsidiaries constitute all the Proprietary Assets necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the Company Disclosure Letter, (i) neither the Company nor any Subsidiary has licensed any of its Proprietary Assets to any Person on an exclusive, semi-exclusive or royalty-free basis and (ii) neither the Company nor any Subsidiary has entered into any covenant not to compete or contract limiting such entity’s ability to exploit fully any of such entity’s material Proprietary Assets or to transact business in any material market or geographical area or with any Person.

(g) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

2.13. No Adverse Actions. Except as set forth in the Company Disclosure Letter, there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of the Company or any of its Subsidiaries, with any supplier, customer or other Person except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.14 Registration Rights. Except as set forth in the Investor Rights Agreement, the SEC Documents, or in the Company Disclosure Letter, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws.

2.15. Corporate Documents. The Company’s Certificate of Incorporation and Bylaws, each as amended to date and prior to the Closing Date, which have been requested and previously provided to the Investors are true, correct and complete and contain all amendments thereto.

2.16. Disclosure. No representation or warranty of the Company herein, no exhibit or schedule hereto, and no information contained or referenced in the SEC Documents, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. On or before 9:00 a.m., New York City Time, on the third business day after the Closing Date, the Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement, and disclosing such portions of the Griffin Agreement, the Waiver and the other Transaction Documents as contain material nonpublic information with respect to the Company that has not previously been publicly disclosed by the Company, and attaching as an exhibit to such Form 8-K a form of this Agreement. Except for information that may be provided to the Investors pursuant to this Agreement, the Company shall not, and shall use commercially reasonable efforts to cause each of its officers, directors, employees and agents not to, provide any Investor with any material nonpublic information regarding the Company from and after the filing of such Form 8-K without the express prior consent of such Investor. Notwithstanding the foregoing, this prohibition shall not extend to information received by Hirschman in the normal course of the performance of Hirschman’s financial advisory and other services to the Company.

2.17. Use of Proceeds. The net proceeds received by the Company from the sale of the Securities shall be used by the Company for working capital and general corporate purposes, including without limitation to support the operations, if any, of each of the Subsidiaries.

3. Representations and Warranties of the Investors. Each Investor represents and warrants to the Company as follows:

3.1. Authorization. Such Investor (a) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to incur the obligations herein and therein and (b) if applicable has been authorized by all necessary corporate or equivalent action to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of such Investor enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at law or equity).

3.2. Brokers and Finders. Such Investor has not retained any investment banker, broker or finder in connection with the Contemplated Transactions.

4. Securities Laws.

4.1. Securities Laws Representations and Covenants of Investors.

(a) This Agreement is made with each Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Securities to be received by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that such Investors would constitute an “underwriter” under the Securities Act; provided that this representation and warranty shall not limit the Investor’s right to sell the Underlying Shares pursuant to the Investor Rights Agreement or in compliance with an exemption from registration under the Securities Act or the Investor’s right to indemnification under this Agreement or the Investor Rights Agreement.

(b) Each Investor understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under any Blue Sky Laws, on the grounds that the offering and sale of the Securities are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws.

(c) Each Investor covenants that, unless the Purchased Shares, the Purchased Warrants, the Exchange Warrants, the Underlying Shares or any other shares of capital stock of the Company received in respect of the foregoing have been registered pursuant to the Investor Rights Agreement being entered into among the Company and the Investors, such Investor will not dispose of such securities unless and until such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (i) such disposition will not require registration under the Securities Act and (ii) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken; provided, however, that an investor may dispose of such securities without providing the opinion referred to above if the Company has been provided with adequate assurance that such disposition has been made in compliance with Rule 144 under the Securities Act (or any similar rule).

(d) Each Investor represents that: (i) such Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Investor’s prospective investment in the Securities; (ii) such Investor has the ability to bear the economic risks of such Investor’s prospective investment and can afford the complete loss of such investment; (iii) such Investor has been furnished with and has had access to such information as is in the Company Disclosure Letter together with the opportunity to obtain such additional information as it requested to verify the accuracy of the information supplied; and (iv) such Investor has had access to officers of the Company and an opportunity to ask questions of and receive answers from such officers and has had all questions that have been asked by such Investor satisfactorily answered by the Company.

(e) Each Investor further represents by execution of this Agreement that such Investor qualifies as an “accredited investor” as such term is defined under Rule 501 promulgated under the Securities Act. Any Investor that is a corporation, a partnership, a limited liability company, a trust or other business entity further represents by execution of this Agreement that it has not been organized for the purpose of purchasing the Securities.

(f) By acceptance hereof, each Investor agrees that the Purchased Shares, the Purchased Warrants, the Exchange Warrants, the Underlying Shares and any shares of capital stock of the Company received in respect of the foregoing held by it may not be sold by such Investor without registration under the Securities Act or an exemption therefrom, and therefore such Investor may be required to hold such securities for an indeterminate period.

4.2. Legends. All certificates for the Purchased Shares, Purchased Warrants, Exchange Warrants and the Underlying Shares, and each certificate representing any shares of capital stock of the Company received in respect of the foregoing, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise and each certificate for any such securities issued to subsequent transferees of any such certificate (unless otherwise permitted herein) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.”

5. Additional Covenants of the Company.

5.1. Reports, Information, Authorization of Sufficient Shares.

(a) The Company shall cooperate with each Investor in supplying such information as may be reasonably requested by such Investor to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of any of the Purchased Shares, the Purchased Warrants, the Exchange Warrants, the Underlying Shares and shares of capital stock of the Company received in respect of the foregoing.

(b) For so long as an Investor (or the successor or assign of such Investor) holds either Securities or Underlying Shares, the Company shall deliver to such Investor (or the successor or assign of such Investor), contemporaneously with delivery to other holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

(c) Upon receiving the Required Stockholder Approval and at every time thereafter, the Company shall keep reserved for issuance a sufficient number of authorized but unissued shares of Series B Stock and Common Stock (or other securities into which the Series A Stock or Series B Stock are convertible or for which the Purchased Warrants and Exchange Warrants, respectively, are then exercisable) so that the Shares, the Series B Stock, the Purchased Warrants and the Exchange Warrants may be converted or exercised to purchase Series B Stock or Common Stock, as applicable (or such other securities).

5.2. Expenses; Indemnification.

(a) The Company agrees to pay on each Closing Date and hold the Investors harmless against liability for the payment of, any stamp or similar taxes (including interest and penalties, if any) that may be determined to be payable in respect of the execution and delivery of this Agreement, the issue and sale of any Securities, Series B Stock and Underlying Shares, the expense of preparing and issuing the Securities, Series B Stock and Underlying Shares, the cost of delivering the Securities, Series B Stock and Underlying Shares of each Investor to such Investor’s address, insured in accordance with customary practice, and the costs and expenses incurred in the preparation of all certificates and letters on behalf of the Company and of the Company’s performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with. Each Investor shall be responsible for its out-of-pocket expenses arising in connection with the Contemplated Transactions, except that, at the Closing, the Company shall pay fees and disbursements of counsel to the Investors as set forth in Section 6.9.

(b) The Company hereby agrees and acknowledges that the Investors have been induced to enter into this Agreement and to purchase the Securities hereunder, in part, based upon the representations, warranties and covenants of the Company contained herein. The Company hereby agrees to pay, indemnify and hold harmless the Investors and any director, officer, partner, member, employee or other affiliate of any Investor against all claims, losses and damages resulting from any and all legal or administrative proceedings, including without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith (collectively, “Loss”), resulting from a breach by the Company of any representation or warranty of the Company contained herein or the failure of the Company to perform any covenant made herein; provided that the Company’s liability under this Section 5.2(b) shall be limited to the aggregate purchase price of the Securities.

(c) As soon as reasonably practicable after receipt by an Investor of notice of any Loss in respect of which the Company may be liable under this Section 5.2, the Investor shall give notice thereof to the Company. Each Investor may, at its option, claim indemnity under this Section 5.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as counsel for such Investor shall in good faith determine that such claim is not frivolous and that such Investor may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the Company. Each Investor shall permit the Company, at the Company’s option and expense, to assume the defense of any such claim by counsel mutually and reasonably satisfactory to the Company and the Investors who are subject to such claim, and to settle or otherwise dispose of the same; provided, however, that each Investor may at all times participate in such defense at such Investor’s expense; and provided, further, that the Company shall not, in defense of any such claim, except with the prior written consent of each Investor subject to such claim, (i) consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to each Investor and its affiliates of a release of all liabilities in respect of such claims or (ii) consent to any settlement of such claim. If the Company does not promptly assume the defense of such claim irrespective of whether such inability is due to the inability of the afore-described Investors and the Company to mutually agree as to the choice of counsel, or if any such counsel is unable to represent one or more of the Investors due to a conflict or potential conflict of interest, then an Investor may assume such defense and be entitled to indemnification and prompt reimbursement from the Company for such Investor’s costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys’ fees and expenses. Such fees and expenses shall be reimbursed to the Investors as soon as practicable after submission of invoices to the Company.

(d) The Company shall maintain the effectiveness of the Registration Statement (as defined in the Investor Rights Agreement) under the Securities Act for as long as is required under the Investor Rights Agreement.

6. Miscellaneous.

6.1. Entire Agreement; Successors and Assigns. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement and the other Transaction Documents supersede any previous agreement among the parties with respect to the Securities. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.2. Survival of Representations and Warranties. Notwithstanding any right of the Investors fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by any Investor pursuant to such right of investigation, each Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations and warranties of the Company shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for one year after the Closing. The covenants of the Company set forth in Section 5 shall remain in effect as set forth therein.

6.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 6.6 (or as otherwise noticed to the other party). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5. Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

6.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, delivery by fax (with answer back confirmed), addressed to a party at its address or sent to the fax number shown below or at such other address or fax number as such party may designate by three days advance notice to the other party.

Any notice to the Investors shall be sent to the addresses set forth on the signature pages hereof, with a copy to:

Hahn & Hessen LLP

488 Madison Avenue

New York, New York 10022

Attention: James Kardon

Fax Number: (212) 478-7400

Any notice to the Company shall be sent to:

GraphOn Corporation

3130 Winkle Avenue

Santa Cruz, California 95065

Attention: William Swain

Fax Number: (831) 475-3017

with a copy to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111-3580

Attention: Kenneth Guernsey

Fax: 415-951-3699

6.7. Rights of Transferees. Any and all rights and obligations of each of the Investors herein incident to the ownership of Securities or the Underlying Shares shall pass successively to all subsequent transferees of such securities until extinguished pursuant to the terms hereof.

6.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

6.9. Expenses. Irrespective of whether any Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Each Investor shall be responsible for all costs incurred by such Investor in connection with the negotiation, execution, delivery and performance of this Agreement including, but not limited to, legal fees and expenses, except that the Company shall pay at the Closing the reasonable legal fees and expenses of Hahn & Hessen LLP (the “Legal Fee”), as counsel to the Investors, and shall pay additional legal expenses of the Investors relating to this Offering as incurred. Hirschman may, at his option, deduct the Legal Fee from the purchase price paid to the Company for his Securities for payment to Hahn & Hessen LLP.

6.10. Amendments and Waivers. Unless a particular provision or section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of 75% of the Purchased Shares (not including for this purpose any Purchased Shares that have been sold to the public pursuant to a registration statement under the Securities Act or an exemption therefrom). Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon each holder of any Securities at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

SIGNATURE PAGE

TO

GRAPHON CORPORATION

SUBSCRIPTION AGREEMENT

Dated January     , 2005

IF the PURCHASER is an INDIVIDUAL, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this      day of January     , 2005.

Amount of Subscription:
$
Print Name

Number of Units to be Purchased:
, including
Purchased Shares and related	Signature of Investor
Purchased Warrants

Social Security Number

Address and Fax Number

E-mail Address

ACCEPTED AND AGREED:

GRAPHON CORPORATION

By:

Dated:

SIGNATURE PAGE

TO

GRAPHON CORPORATION

SUBSCRIPTION AGREEMENT

Dated January     , 2005

IF the INTERESTS will be held as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this      day of January     , 2005.

Amount of Subscription:
$	Print Name of Purchaser

Number of Units to be Purchased:
, including	Signature of a Purchaser
Purchased Shares and related
Purchased Warrants

Social Security Number

Print Name of Spouse or Other Purchaser

Signature of Spouse or Other Purchaser

Social Security Number

Address

Fax Number

E-mail Address

ACCEPTED AND AGREED:

GRAPHON CORPORATION

By:

Dated:

SIGNATURE PAGE

TO

GRAPHON CORPORATION

SUBSCRIPTION AGREEMENT

Dated January     , 2005

IF the PURCHASER is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST or OTHER ENTITY, please complete the following:

IN WITNESS WHEREOF, the undersigned has executed this Agreement this      day of January, 2005.

Number of Units to be Purchased:
, including
Purchased Shares and related
Purchased Warrants

Print Full Legal Name of Partnership, Company, Limited Liability Company, Trust or Other Entity

By:	/s/
(Authorized Signatory)

Name:

Title:

Address and Fax Number:

Taxpayer Identification Number:

Date and State of Incorporation or Organization:
Date on which Taxable Year Ends:
E-mail Address:

ACCEPTED AND AGREED:

GRAPHON CORPORATION

By:	/s/
Name:
Title:
Dated:

Schedule 1.1(b)

INVESTORS

[Note: will be updated upon receipt of information from Hirschman re: $4 million of funds]

Name	Purchased Shares	Purchased Warrants	Total Purchase Price
Hershel Berkowitz

Paul Packer

Globis Capital Partners

Globis Overseas Fund Ltd.

Richard Grossman

Joshua Hirsch

James Kardon

Orin Z. Hirschman

IDT/Net2Phone

The Hewlett Fund

Dr. Jack Dodick

Steven W. Spira

Fame Associates

Cam Co

Anfel Trading Limited

Ganot Corporation

Mazel D&K, Inc.

Lyon Polk

Nicholas Sprinkel

EXHIBITS AND SCHEDULES TO THE UNIT SUBSCRIPTION AGREEMENT

Schedule 1.1(b)	Investors
Exhibit 1A:	Form of Purchased Warrants
Exhibit 1B:	Form of Exchange Warrants
Exhibit 1C	Form of Certificate of Designations for Series A Stock and Series B Stock
Exhibit 2:	Form of Investor Rights Agreement
Exhibit 3:	Form of Amendment to Financial Advisory Agreement
Exhibit 4:	Legal Opinion
Exhibit 5:	Company Disclosure Letter
Exhibit 6:	Waiver
Exhibit 7:	Voting Agreement